Exhibit 99.1

Charles River Laboratories Announces Second-Quarter 2003 Results and Confirms Outlook for 2003

    WILMINGTON, Mass.--(BUSINESS WIRE)--July 29, 2003--

   Second-Quarter Sales Increase 13% and Operating Income Increases
               15%; Earnings Per Share Rise 24% to $0.42

    Charles River Laboratories International, Inc. (NYSE:CRL) today reported second-quarter 2003 net sales of $154.4 million, a 13.1% increase over the $136.5 million reported in the second quarter of 2002. Net income for the second quarter of 2003 increased 25.9% to $20.6 million, or $0.42 per diluted share, from $16.3 million, or $0.34 per diluted share, in the second quarter of 2002. The second-quarter results included a $0.9 million charge, or $0.01 per diluted share, resulting from the Company's completion of a cost reduction program undertaken in its Biomedical Products and Services segment. In 2002, the second-quarter results included a charge of $1.8 million, or $0.02 per diluted share, for the early repayment of debt.
    Operating income for the second quarter of 2003 rose 15.2% to $35.0 million from $30.4 million in the second quarter of last year. The Company's operating margin increased to 22.7% compared to 22.3% achieved in the second quarter of last year. The operating margin increase resulted from improved operating efficiency in the Research Models segment. The operating margin for the Biomedical Products and Services segment was lower than in the second quarter of last year, but improved from first-quarter results.
    James C. Foster, Chairman, President and Chief Executive Officer said, "We are very pleased to report another quarter of double-digit growth in sales and earnings. Sales of our research models were robust, particularly in North America, and many of our businesses within the Biomedical Products and Services segment reported strong net sales growth. In our development services businesses, we had sales and operating income growth in some of our operations, as the market for outsourced drug discovery and development services began to recover from lower demand experienced earlier in the year."
    Mr. Foster also said, "The cost reduction initiatives that we implemented in the second quarter have been completed and we have begun to see benefits. The Biomedical Products and Services segment's operating margin improved from first-quarter levels and we expect the margin to strengthen in the second half of the year, both as a result of increasing net sales and improved operating efficiencies."

    Business Segment Detail

    Second-quarter 2003 net sales of $154.4 million increased 13.1% over the second quarter of 2002. Favorable foreign currency translation contributed approximately 4% of the net sales gain.
    Second-quarter 2003 net sales for the Research Models segment of the business were $64.1 million compared to $56.5 million last year. The 13.3% growth reflected favorable foreign currency translation, higher prices, increased customer demand for animal research models, particularly in North America, and higher sales of specialty disease models for pre-clinical drug discovery and development work. Higher sales yielded a gross margin of 46.6% compared to 46.2% in the second quarter of last year. The sales increase also generated operating efficiencies which resulted in an 18.2% increase in operating income, to $22.4 million in the second quarter with an operating margin of 35.0%, compared to last year's $19.0 million and 33.6%.
    Net sales for the Biomedical Products and Services segment rose 12.9% in the second quarter, to $90.3 million from $80.0 million in the same period last year. The Company's discovery services business, which includes transgenic, laboratory testing, and contract staffing services, and its in vitro business reported significant sales growth in the quarter. Sales for the development services business, which includes the entire range of pre-clinical drug testing services, increased principally due to the acquisitions of BioLabs and Springborn Laboratories in the second half of 2002.
    In order to improve operating efficiency in the Biomedical Products and Services segment, the Company implemented several changes and cost reductions in the second quarter, including a reduction in force in our development services business. As a result of the employee separations, which are expected to generate annual cost savings of approximately $6.0 million, the Company recorded a severance charge in the second quarter of $0.9 million.
    Operating income for this segment was $16.7 million compared to $16.3 million in the second quarter of last year. The second-quarter operating margin decreased to 18.5% from 20.4% last year, but improved from 15.6% reported in the first quarter of 2003. The operating margin was affected by lower-than-expected development services net sales, partially offset by improved profitability in discovery and in vitro services.

    Year-to-Date Results

    Net sales for the first six months of 2003 were $306.5 million, a 13.4% increase over the $270.3 million reported in the same period last year. Operating income rose 17.1% to $68.9 million from $58.8 million last year, and the operating margin increased to 22.5% from 21.7%, primarily as a result of improved operating performance from the Research Models segment.
    Diluted earnings per share for the first half of 2003 were $0.82, compared to $0.31 in the same period last year. This year's six-month results included a net charge of $1.6 million, or approximately $0.02 per diluted share, as a result of an asset impairment charge of $3.7 million related to the scale-back of a biopharmaceutical production facility and a French litigation settlement in the Company's favor of $2.9 million in the first quarter and the second-quarter charge of $0.9 million for expenses associated with cost reduction initiatives. The results for the first six months of 2002 included charges of $29.3 million, or $0.36 per diluted share, for the early retirement of high-yield debt.

    2003 Outlook

    The following forward-looking guidance may be affected by uncertain economic and political environments in 2003. Guidance is based on current exchange rates and is exclusive of any acquisitions which may occur in 2003.
    The Company confirms its guidance provided earlier this year that for 2003, net sales growth is expected to be between 11% and 14%. Net sales growth for both the Research Model and the Biomedical Products and Services segments are expected to be in that range.
    The Company also confirms that diluted earnings per share for 2003 are expected to be in a range of $1.63 to $1.68, reflecting higher sales, operating efficiencies and cost reduction initiatives.
    Mr. Foster said, "We are encouraged by recent positive trends in customer demand in a number of our development services operations. These trends, combined with our solid second-quarter results and the strength of our research models, discovery and in vitro businesses, have increased our confidence in our expectations for achieving our full-year results."
    For the third quarter of 2003, the Company expects net sales to increase between 12% and 14% due to higher sales in both the Research Models and Biomedical Products and Services business segments. Based on higher net sales and operating efficiencies, consolidated earnings per diluted share are expected to be in a range of $0.42 to $0.44.

    Webcast

    Charles River Laboratories has scheduled a live webcast on Wednesday, July 30, at 8:30 a.m. EDT to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. The webcast will be available until 5:00 p.m. EDT on August 6, 2003.

    Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical companies, biotechnology companies, and many leading hospitals and academic institutions. The Company operates 82 facilities in 16 countries worldwide.

    Caution Concerning Forward-Looking Statements. This document includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this document. Those risks and uncertainties include, but are not limited to: a decrease in pre-clinical research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; outsourcing trends; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company's Annual Report on Form 10-K as filed on March 20, 2003, with the Securities and Exchange Commission.



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
       CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
          (dollars in thousands, except for per share data)

                            Three Months Ended     Six Months Ended
                           June 28,   June 29,   June 28,   June 29,
                              2003       2002       2003       2002
Total net sales             $154,364   $136,501   $306,489   $270,321
Cost of products sold and
 services provided            94,779     84,101    188,922    167,962
Gross margin                  59,585     52,400    117,567    102,359
Selling, general and
 administrative               23,349     21,387     45,488     42,306
Other operating expense
 (income)                          -          -        747          -
Amortization of
 intangibles                   1,230        631      2,478      1,261
Operating income              35,006     30,382     68,854     58,792
Interest income (expense)     (1,713)    (2,261)    (3,299)    (5,653)
Loss on debt retirement            -     (1,790)         -    (29,269)
Other income (expense)           434      1,160        416      1,077
Income before taxes,
 minority interests and
 earnings from equity
 investments                  33,727     27,491     65,971     24,947
Provision for income taxes    12,985     10,721     25,399      9,729
Income before minority
 interests and earnings
 from equity investments      20,742     16,770     40,572     15,218
Minority interests              (181)      (619)      (657)    (1,381)
Earnings from equity
 investments                       -        177          -        259
Net income                   $20,561    $16,328    $39,915    $14,096

Earnings per common share
    Basic                      $0.45      $0.37      $0.88      $0.32
    Diluted                    $0.42      $0.34      $0.82      $0.31
Weighted average number of
 common shares outstanding
    Basic                 45,319,310 44,557,027 45,248,913 44,405,961
    Diluted               51,239,609 51,052,375 51,220,986 50,297,743


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        (dollars in thousands)

                                               June 28,   December 28,
                                                  2003         2002
Assets
Current assets
   Cash and cash equivalents                     $144,341    $127,509
   Trade receivables, net                         106,472      94,245
   Inventories                                     46,844      43,892
   Other current assets                            17,220      12,446
      Total current assets                        314,877     278,092
Property, plant and equipment, net                194,615     187,875
Goodwill, net                                     104,270      96,532
Other intangibles, net                             32,490      34,204
Deferred tax asset                                 68,123      80,884
Other assets                                       22,694      23,757
      Total assets                               $737,069    $701,344

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                               $12,765     $13,084
   Accrued compensation                            26,745      31,825
   Deferred income                                 24,997      27,029
   Other current liabilities                       38,566      41,431
      Total current liabilities                   103,073     113,369
Long-term debt                                    189,774     192,420
Other long-term liabilities                        23,437      19,612
      Total liabilities                           316,284     325,401
Minority interests                                  9,081      18,567
Total shareholders' equity                        411,704     357,376
Total liabilities and shareholders' equity       $737,069    $701,344


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
          SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                        (dollars in thousands)

                               Three Months Ended   Six Months Ended
                              June 28,  June 29,  June 28,  June 29,
                                 2003      2002      2003      2002
Research Models
   Net sales                    $64,085   $56,544  $129,212  $113,443
   Gross margin                  29,872    26,096    61,533    52,159
   Gross margin as a % of net
    sales                          46.6%     46.2%     47.6%     46.0%
   Operating income              22,445    18,993    47,043    38,525
   Operating income as a % of
    net sales                      35.0%     33.6%     36.4%     34.0%
   Depreciation and
    amortization                  2,680     2,326     5,194     4,541
   Capital expenditures           5,267     5,083     7,184     6,539

Biomedical Products and
 Services
   Net sales                    $90,279   $79,957  $177,277  $156,878
   Gross margin                  29,713    26,304    56,034    50,200
   Gross margin as a % of net
    sales                          32.9%     32.9%     31.6%     32.0%
   Operating income              16,673    16,317    30,244    30,438
   Operating income as a % of
    net sales                      18.5%     20.4%     17.1%     19.4%
   Depreciation and
    amortization                  4,451     3,290     8,862     6,509
   Capital expenditures           3,951     4,688     7,270     7,767

Unallocated Corporate Overhead  $(4,112)  $(4,928)  $(8,433) $(10,171)

Total
   Net sales                   $154,364  $136,501  $306,489  $270,321
   Gross margin                  59,585    52,400   117,567   102,359
   Gross margin as a % of net
    sales                          38.6%     38.4%     38.4%     37.9%
   Operating income              35,006    30,382    68,854    58,792
   Operating income as a % of
    net sales                      22.7%     22.3%     22.5%     21.7%
   Depreciation and
    amortization                  7,131     5,616    14,056    11,050
   Capital expenditures           9,218     9,771    14,454    14,306

    CONTACT: Charles River Laboratories
             Investor Contact
             Susan E. Hardy, 978-658-6000 Ext. 1616